Exhibit 99

ShopNBC Board Appoints Direct Response Veteran Edwin P. Garrubbo as Director

Minneapolis, MN – July 27, 2009 – ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in electronic retailing, today announced the appointment of direct response veteran Edwin P. Garrubbo to its board of directors, effective July 24, 2009.

Mr. Garrubbo is currently CEO of Creative Commerce, LLC, an investment and strategy firm with more than 50 years of combined experience in the direct-response industry. Previously, he served as CEO of American Telecast Products, LLC, where he helped launch more than a dozen celebrity-driven direct response television campaigns, including Christie Brinkley and Chuck Norris for Total Gym, Suzanne Somers, Cher, Victoria Jackson, and Jane Fonda, to name a few. Mr. Garrubbo began his professional career as an attorney at the Washington, DC law firm Venable in its new media and marketing practice group.

Mr. Garrubbo was Chairman of the Electronic Retailing Association in 2008. During his tenure, he shifted the focus of the 450-member trade association, largely consisting of direct-response marketers, to include a broader assortment of new media marketing and e-commerce companies. Mr. Garrubbo was a founding member of ERA Europe (2005), whose members include the largest TV shopping channels on the continent. He served on its board until 2007.

“We are delighted to have Ed join our board,” said ShopNBC CEO Keith Stewart, who is also a member of the ShopNBC board. “Because of his extensive knowledge of multi-channel retailing, proven industry experience, and global contacts, he makes a wonderful addition. We look forward to benefiting from his guidance and insight, along with his innovative ability to identify product development opportunities for our premium lifestyle shopping channel.”

“I am thrilled to join ShopNBC’s board and be part of such a dynamic group,” said Edwin Garrubbo, CEO for Creative Commerce. “I am equally excited to play a role in helping guide the company as it continues to position itself in the industry as an authority and destination for shoppers seeking premium lifestyle products across home, fashion, beauty, jewelry and watch categories. ShopNBC is poised to change the face of electronic retailing as it exists today, and I look forward to its bright future.”

About Creative Commerce, LLC

Creative Commerce, LLC, is an investment and strategy firm focused on electronic retailing. The company drives business through television, the Internet and other digital media. More information about Creative Commerce and its portfolio of companies is available at http://www.creativecommerce.com.

About ShopNBC

ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 73 million homes in the United States via cable and satellite television: DISH Network channels 134 and 228; DIRECTV channel 316. Programming is also streamed live on the web at http://www.ShopNBC.TV. Its companion Internet site, http://www.ShopNBC.com, is recognized as a top e-commerce site with compelling product videos. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

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Contact:
Anthony Giombetti
Media Relations
6612-308-1190